As filed with the Securities and Exchange Commission on May 17, 2024

Registration No. 333-187680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT:

to

FORM S-3

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-187680

UNDER

THE SECURITIES ACT OF 1933

SP Plus Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1171179
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 E. Randolph Street, Suite 7700

Chicago, Illinois 60601-7702

(Address of Principal Executive Offices)

(312) 274-2000

(Registrant’s telephone number, including area code)

Wenyu T. Blanchard

Chief Legal Officer and Corporate Secretary

SP Plus Corporation

200 East Randolph Street, Suite 7700

Chicago, Illinois 60601-7702

(Name and address of agent for service)

(312) 274-2000

(Telephone number, including area code, of agent for service)

Copy to:

Steven A. Seidman and Laura L. Delanoy

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Prior Registration Statement”) of SP Plus Corporation (the “Company”), which has been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under the Registration Statement as of the date hereof:

1.

Registration Statement No. 333-187680, originally filed with the SEC on April 2, 2013, pertaining to the registration of the offer and sale of up to 6,161,332 shares of Common Stock for a proposed maximum aggregate offering price of $126,738,599.24.

On October 4, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Metropolis Technologies, Inc., a Delaware corporation (“Parent”), Schwinger Merger Sub Inc., a Delaware corporation (“Merger Sub”), and the Company, a company listed on The Nasdaq Stock Market LLC, providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), as a result of which the separate existence of Merger Sub ceased, and the Company continued as the surviving corporation and a wholly owned subsidiary of Parent.

The Merger became effective on May 16, 2024 (the “Effective Date”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statement. In accordance with an undertaking made by the Company in the Prior Registration Statement to remove from registration by means of a post-effective amendment any and all securities registered under the Prior Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration any securities registered under the Prior Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Prior Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 17th day of May, 2024.

SP PLUS CORPORATION

By:	/s/ Kristopher H. Roy
Name: Kristopher H. Roy Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.